Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Prospectus for Private Placement of our report dated February 26, 2025, relating to the financial statements and financial highlights of Baillie Gifford International All Cap Fund, a series of Baillie Gifford Funds, which are included in Form N-CSR for the year ended December 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus for Private Placement, and “Disclosure of Fund Investments,” “Other Key Service Providers,” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

April 25, 2025